Exhibit 21.1
CYS Investments, Inc.

Subsidiaries of Registrant

Subsidiary	State of Incorporation
CYS Insurance Services, LLC, a Tennessee Limited Liability Company, the sole member of which is CYS Investments, Inc.	Tennessee